Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact

John Springer
Vice President
Investor Relations
630.468.4797

SIRVA Announces Departure of Chief Financial Officer

CHICAGO, June 8, 2007 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, today announced that J. Michael Kirksey, Senior Vice President and Chief Financial Officer, has left the Company, effective June 7, 2007, to pursue other interests. Until his successor is found, the Company’s treasury, internal audit and IT functions will report to Robert W. Tieken, SIRVA’s interim Chief Executive Officer. Furthermore, James J. Bresingham, SIRVA’s current Executive Vice President — Chief Accounting Officer, has been appointed acting CFO. Mr. Bresingham joined the Company in July 2004 and was appointed Executive Vice President — Chief Accounting Officer in January 2006.

“We appreciate the important contributions that Mike has made during the 18 months he has been with SIRVA in strengthening our internal control environment and moving us towards becoming current in our financial reporting and wish him well in his future endeavors,” stated Bob Tieken. “The SIRVA management team and Board of Directors continue to be committed to becoming current in our financial reporting, as well as improving the Company’s financial performance and capital structure by executing our business plan. In this regard, we remain on track to file our 2006 annual report on Form 10-K on or before June 30, 2007.”

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SIRVA expects to engage an executive search firm to identify candidates for the CFO position.

About SIRVA, Inc.

SIRVA, Inc. is a leading provider of relocation solutions to a well-established and diverse customer base around the world. The Company handles all aspects of relocation, including home purchase and home sale services, household goods moving, mortgage services and home closing and settlement services. SIRVA conducts more than 300,000 relocations per year, transferring corporate and government employees along with individual consumers. The Company operates in more than 40 countries with over 4,000 employees and an extensive network of agents and service providers. SIRVA’s well-recognized brands include Allied, Allied International, Allied Pickfords, Allied Special Products, DJK Residential, Global, northAmerican, northAmerican International, Pickfords, SIRVA Mortgage, SIRVA Relocation and SIRVA Settlement. More information about SIRVA can be found on the Company’s Web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting the Company will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including, without limitation, those described under the caption “Item 1A. Risk Factors” and other risks described in the Company’s 2005 Annual Report on Form 10-K. The Company does not intend, and is under no obligation, to update any particular forward-looking statement included in this release.